EXHIBIT 10.1

                                 SERVICE AGREEMENT

This Agreement is made on November 1, 2006 between StarMed Group, Inc., a corporation organized and existing under the laws of the State of Nevada, with its principal place of business located at 2029 Century Park East, Suite 1112 Los Angeles, CA 90067 hereinafter referred to as "Client" and ROI Group Associates, Inc., with its principal place of business located at 39 Broadway, 24th Floor, New York, NY 10006, hereinafter referred to as "ROI".

1. RECITALS

Client engages in the development and operation of wellness centers that offer preventative, traditional, medical, and alternative treatments.

ROI agrees to perform investor relations services for the Client under the terms and conditions set forth in this agreement.

2. COMPENSATION

The client agrees to pay:

      1) The cash component of the fee will be a monthly retainer until such time as the Company completes a financing of $1.5MM or more, in one raise or aggregated over a series of raises (the "Financing"):

         o  Months before Financing is completed: $5,000 / month

         o Upon completion of the Financing, this agreement shall be automatically extended for a 12-month period, and the monthly retainer increased to $8,500 per month.

Payment is due on, or before, the first of each month of service, with first and last month being due on the signing of the service agreement, for a total payment of $13,500.

      2) Common Stock & Warrants:

We commit in our service agreement not to sell the shares as long as we represent the Company.

         o 500,000 shares of StarMed Group Inc. (SMEG) common stock restricted for one year.*

         o 500,000 warrants of StarMed Group Inc. (SMEG) expiring 12/31/2012 with a strike price of $0.25 per share.*

         o All warrants will carry with them piggyback registration rights and have a cashless exercise feature as one option of their conversion, and are to be delivered as soon as practicable following the execution of the service agreement.

      3) Regarding any financing efforts, in which we act as finder, our role will be limited to simply introducing you to potential sources of capital. We will not negotiate the terms of any investment, nor will we proactively sell the deal to potential investors. Once we make an introduction, any potential investors will deal directly with the Company, and we will have no role in providing due diligence to potential investors.

For introductions that result in the Company obtaining funding in the form of equity, convertible debt or other equity-linked securities, our compensation will be as follows:

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         o  15% of the cash proceeds and warrants paid to an intermediary, if placed through an intermediary also receiving a fee;

         o 10% of cash proceeds and 10% of the warrants included in the placement, if placed directly;

For introductions that result in the Company obtaining fundingin the form of senior or mezzanine, or Bank/Commercial Lender Debt, our compensation will be as follows:

         o 15% of the compensation paid to an intermediary, for Debt placed through an intermediary also receiving a fee;

         o  3% for Debt if placed directly;

The above schedule of success fees covers any transaction between the Company and any party introduced by ROI Group Associates, Inc., which is concluded within two years of the termination of this agreement. The fee is payable in cash at the time of the closing.

3. REIMBURSED EXPENSES

The following will be billed monthly and assessed at a rate of 10%:

         a. Travel Expenses (with Client approval)
         b. Printing and commercial reproduction
         c. Mailing and courier services
         d. Other outsourced professional services

4. INVOICES AND PAYMENTS

Invoices for the above expenses will be submitted two weeks prior to each payment due, and payment is due at the offices of ROI on the date specified in
Section 3, above. In the event ROI shall be successful in any law suit for damages for breach of this Agreement including but not limited to non-payment of invoices, enforcement of this Agreement, or to enjoin the other party from violating this Agreement, ROI shall be entitled to recover as part of its damages, its reasonable legal costs and expenses for establishing and maintaining any such action.

5. APPROVALS

The Client hereby designates Herman H. Rappaport, Chief Executive Officer as its representatives, unless otherwise, notified in writing. All material produced by ROI shall be approved in writing by this representative. All work so approved shall be considered to have been accepted by the Client. Further changes in accepted material will be charged to the Client as Additional Work (see Section
8).

6. TERM

The term of this Agreement shall commence on November 1, 2006 and extend until 12 months after the completion of a financing of $1.5MM or more.

7. ADDITIONAL WORK

Any tasks requested by the Client but not included in the proposal dated August 21, 2006 will be considered Additional Work, and will be charged to the Client at the rate of $225 per hour. ROI shall advise the Client before commencing Additional Work and with prior approval of the Client's representative (See
Section 6) such additional work shall become part of this Agreement.

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8. WARRANTY

ROI will perform professional services, obtain findings and prepare recommendations in accordance with generally and currently accepted communications consulting principles and practices. This warranty is in lieu of all other warranties either expressed or implied.

9. LIMITATION OF LIABILITY

With regard to the services to be performed by each party pursuant to the terms of this Agreement, neither party shall be liable to one another, or to anyone who may claim any right due to this relationship with the Client, for any acts or omissions in the performance of said services on the part of either party or the agents or employees of either party; except when said acts or omissions of either party are due to its willful misconduct. Accordingly, each party shall hold the other free and harmless from any obligations, costs, claims, judgments, attorney fees and attachments arising from or growing out of the services rendered in connection with this agreement. When such liability shall arise due to the willful misconduct of either party, the limit and all liability or claim for damages, costs of defense or expenses on account of any error, omission or professional negligence to be levied against either party by the other shall not exceed the amount of total fees paid by the Client at that time.

10. CONFIDENTIALITY

ROI acknowledges a duty not to disclose with the Client's prior approval during or after its terms of appointment any confidential information relating to the Client or Client's business including that resulting from studies or surveys commissioned and paid for by the Client. The Client in turn acknowledges ROI's right to use any general information regarding Client products or services which it has gained in the course of its appointment and which is to become publicly available for the purpose of providing services to the Client.

The Client recognizes that ROI may provide consulting services to third parties. However, ROI is bound by confidentiality provisions of this Agreement and ROI may not use the information directly or indirectly for the benefit of third parties.

11. INTELLECTUAL PROPERTY

The copyright in all artwork, copy and other work produced by ROI rests initially with ROI. On payment by the Client of the relevant fees and disbursements owed to ROI, the copyright in any material is automatically deemed to be assigned to the Client unless other arrangements are made in writing.

12. MISCELLANEOUS

Assignment

Neither party to this Agreement may assign or transfer this Agreement, any interest therein or claim there-under without the written approval of the other party.

Governing Law

This Agreement shall be binding on and shall be for the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns and shall be governed by the laws of the State of New York.

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Entire Agreement

This Agreement constitutes the entire Agreement about understanding between ROI and the Client and supersedes any and all other Agreements between the parties. No representation or promise, either oral or written, has been made except as specifically set forth herein. Should any part of this Agreement be declared invalid, such invalidity shall not affect the remainder of this Agreement without herein including any portion, which may hereafter be declared invalid.

In witness whereof, the parties have executed this Agreement of the day and year first above written.

ROI Group Associates, Inc.                           StarMed Group, Inc.

/s/ Robert J. Giordano                               /s/ Herman H. Rappaport
----------------------                               -----------------------
Robert J. Giordano                                   Herman H. Rappaport
President                                            Chief Executive Officer

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